OFFICE OF THE CHAIRMAN


                                          March 25, 1994





To Our Stockholders:

     The Board of Directors joins me in extending to you a cordial invitation to attend the 1994 Annual Meeting of Stockholders. The meeting will be held in Lincoln, Nebraska, at 10:30 a.m. on Wednesday, April 27, 1994.

     In addition to voting on the matters described in this Proxy Statement, we will review the Corporation's 1993 business and discuss our plans for 1994 and beyond. There will be an opportunity to discuss matters of interest to you as a stockholder.

     We hope many Lincoln Telecommunications Company stockholders will find it convenient to be present at the meeting, and we look forward to greeting those personally able to attend. It is important that your shares be represented and voted whether or not you plan to be present. THEREFORE, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. No postage is necessary if the envelope is mailed in the United States. The prompt return of your proxy will save the expense involved in further communications. Any stockholder attending the meeting may vote in person even if a proxy has been returned.

     We hope that you will be able to attend the meeting, and we look forward to seeing you.
                                          Sincerely,

                                          /s/ Thomas C. Woods, III

                                          THOMAS C. WOODS, III
                                          Chairman of the Board





                        LINCOLN TELECOMMUNICATIONS COMPANY
                                  1440 M STREET
                             LINCOLN, NEBRASKA  68508

         NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 27, 1994

To the Holders of Common Stock of
      LINCOLN TELECOMMUNICATIONS COMPANY:

      Notice is hereby given that the Annual Meeting of Stockholders of Lincoln Telecommunications Company, a Nebraska corporation (hereinafter the "Corporation"), will be held at the offices of the Corporation, 1440 M Street, Lincoln, Nebraska, 68508, on Wednesday, April 27, 1994, at 10:30 a.m. for the following purposes:

      (1) To elect five (5) directors to hold office for a term of three years or until their successors are elected and qualified.

      (2) To transact any other business which may be properly brought before the meeting or any adjournment or postponement thereof.

      The close of business on March 11, 1994, has been fixed as the date of record for the determination of common stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Accordingly, only common stockholders of record at the close of business on that date will be entitled to notice of and to vote at said meeting. A list of the stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting at the offices of the Corporation, which address is set forth above, and will also be available for examination at the Annual meeting until its adjournment.

      It is important that your shares of stock be represented at this Annual Meeting. If you do not expect to be present in person, you are requested by Management to fill in, sign, date and return the proxy in the enclosed envelope. No postage need be affixed if mailed within the United States.

                                          By order of the Board of Directors,
                                          LINCOLN TELECOMMUNICATIONS COMPANY

                                          /s/ Michael J. Tavlin

                                          Michael J. Tavlin, Secretary


Lincoln, Nebraska
March 25, 1994

      YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.



                        LINCOLN TELECOMMUNICATIONS COMPANY
                                  1440 M STREET
                             LINCOLN, NEBRASKA 68508
                               PROXY STATEMENT
                             SOLICITATION OF PROXIES
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON APRIL 27, 1994

      This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Management of the Corporation for use at the Annual Meeting of Stockholders to be held on April 27, 1994 for the purposes set forth in the foregoing Notice. This statement and the form of proxy are being first sent to security holders on or about March 25, 1994.

   The accompanying form of proxy, in ballot form, has been prepared at the direction of the Board of Directors and is sent to you at its request. The proxies named therein have been designated by Management.

      Stockholders who execute proxies retain the right to revoke them at any time before they are voted by attending the Annual Meeting and voting in person or by notifying the Secretary of the Corporation at 1440 M Street, Lincoln, Nebraska, 68508, in writing of such revocation prior to the Meeting. A proxy, when properly executed, duly returned and not so revoked, will be voted and, if it contains any specification, will be voted in accordance therewith; provided the proxy is not mutilated or otherwise received in such form or at such time as to render it unvotable. If no choice is specified, the proxy will be voted in accordance with the recommendations of Management, as stated on the proxy form and in this proxy statement.

     The solicitation will be conducted by mail, except that in a limited number of instances proxies may be solicited by officers, directors and regular employees of the Corporation personally, by telephone or by telegraph. The Corporation does not anticipate payment of any compensation or fees of any nature to anyone for the solicitation of these proxies, except that the Corporation may pay persons holding shares in their name, or of their nominees, for sending proxies and proxy material to principals. The entire cost of solicitation will be borne by the Corporation.

                     Outstanding Shares and Voting Rights

      The voting securities of the Corporation consist of 32,602,550 shares of Common Stock (CUSIP534780 10 1), issued and outstanding as of March 11, 1994, each of which is entitled to one vote. Only holders of Common Stock of record at the close of business on March 11, 1994 are entitled to notice of and to vote with respect to this solicitation. (All share amounts in this Proxy Statement reflect adjustment for the Corporation's 100% stock dividend distributed January 6, 1994.)

     The following table sets forth information as of March 11, 1994, regarding the only persons or entities known by the Corporation to own more than 5% of the Corporation's Common Stock. Except as otherwise indicated

below, both entities own such Common Stock directly with sole investment and sole voting power.

Name and Address of                 Amount and Nature of          Percent
Beneficial Owner                    Beneficial Ownership          Of Class

Sahara Enterprises, Inc.*                5,412,976                16.60
Suite 2000
Three First National Plaza
Chicago, Illinois 60602

Gabelli Funds Inc., and                  2,152,770                 6.60
associated entities**
One Corporate Center
Rye, New York 10580-1434

 * Reference should be made to the table and footnotes thereto under "Security Ownership of Management" on pages 6 and 7, especially the information concerning beneficial ownership of shares by Messrs. Woods and Wheatley.

**    These are investment firms which have the power to vote and dispose of the stock owned by each, shared in part with others in a portfolio management/agency relationship in respect to a number of accounts.


                            ELECTION OF DIRECTORS
                            (ITEM 1 ON PROXY CARD)

      In view of the fact that he is retiring from his positions with Sahara Enterprises, Inc., Mr. George Kelm is retiring from the Board and is not standing for re-election. The members of the Board and Management of the Corporation appreciate Mr. Kelm's years of service on the Board of Directors.

      Five Directors are to be elected at the Annual Meeting for a term of three years or until their respective successors are elected and qualified.

      The persons named in the accompanying form of proxy will vote the shares represented by all executed proxies which are received for the election of Management's nominees hereinafter named, unless the authority to do so is withheld on the proxy. All nominees are presently serving as Directors of the Corporation, being elected to office by its stockholders.

      The holders of a majority of the Common Stock issued and outstanding, present in person, or represented by proxy, shall constitute a quorum at the Annual Meeting for the transaction of business. Shares represented by proxies on which the authority to vote for a director nominee or nominees is withheld and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business. If a quorum is present, the affirmative vote of the majority of the shares of Common Stock represented at the Annual Meeting shall be necessary for the election of a director nominee. A director nominee must receive the affirmative vote of the majority of Common Stock represented at the Annual Meeting in order to be elected, and shares represented by proxies or ballots on which authority to vote is withheld and non-votes are not treated as votes for a nominee.

      At the Annual Meeting, votes will be counted by employees of Mellon Securities Trust Company, the Corporation's independent transfer agent and registrar. Such individuals will process the votes cast by the stockholders, will make a report of their inspection and count of the votes cast by the stockholders and will certify the affirmative votes and votes withheld for the election of each director nominee.

      Under Nebraska law, holders of Common Stock are entitled to cumulative voting rights in the election of directors. Cumulative voting allows a stockholder to vote the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate said votes and give one person as many votes as the number of directors to be elected multiplied by the number of his shares, or to distribute said votes among as many directors to be elected as he sees fit. Unless directed differently on any executed proxy, the persons named in the proxy will vote the shares represented by any proxy equally among those nominees for whom the stockholder has not withheld authority to vote.

      Management has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in such event and if any other unforeseen contingency should arise, it is the intention of the persons named in such accompanying form of proxy to vote for other nominees selected by the Board in accordance with their best judgment.

      The following table sets forth certain information about each director, including each person's business experience for the past five years, and presents certain information for all present executive officers and directors as a group. Information presented is stated as of February 28, 1994.

                     NOMINEES FOR TERM TO EXPIRE IN 1997

WILLIAM W. COOK, JR.; Director since 1981; Age 57; Beatrice, Nebraska. Mr. Cook is Chairman, President and Chief Executive Officer of Beatrice National Bank & Trust Co., of Beatrice, Nebraska, and has held such position since 1993. He was President and Chief Executive Officer of such company from 1971 to 1993.

JAMES E. GEIST; Director since 1973; Age 64; Lincoln, Nebraska. Mr. Geist retired in 1993 from the positions of Chairman of the Board and Chief Executive Officer of the Corporation and its principal subsidiary, The Lincoln Telephone and Telegraph Company, and also retired from the positions of Chairman of the Board of the Corporation's other subsidiaries, LinTel Systems Inc. and Prairie Communications, Inc., all of Lincoln, Nebraska. He was the President and Chief Executive Officer of the Corporation and The Lincoln Telephone and Telegraph Company from 1988 to 1990, and was President and Chief Operating Officer of the Corporation and The Lincoln Telephone and Telegraph Company from 1983 to 1988. Mr. Geist is currently President of Geist, Inc.

DONALD H. PEGLER, JR.; Director since 1979; Age 67; Lincoln, Nebraska. Mr. Pegler is Chairman of the Board and Chief Executive Officer of Pegler-Sysco Food Services Company (distributors of institutional food, food service supplies and equipment), of Lincoln, Nebraska, and has held such position since 1989. He was Chairman of the Board and President of Pegler and Company from 1969 to 1989.

CHARLES N. WHEATLEY; Director since 1993; Age 43; Chicago, Illinois. Mr. Wheatley is President and Chief Executive Officer of Sahara Enterprises, Inc. (a diversified holding company) and has held such position since July, 1992. He was Vice President and Secretary of Sahara Enterprises, Inc.
from 1985 to July 1992.  Mr. Wheatley is a Director of Sahara Enterprises,
Inc.

THOMAS C. WOODS, III; Director since 1979; Age 48; Lincoln, Nebraska. Mr. Woods is Chairman of the Board of the Corporation and its principal subsidiary, The Lincoln Telephone and Telegraph Company. He was the Corporation's Vice Chairman of the Board-Corporate Relations and
Communications from March 1990 to April 1993, and was Vice President Corporate Relations from March 1985 to March 1990. Mr. Woods is a director of Sahara Enterprises, Inc.

                          PRESENT TERM EXPIRES 1995

J. TAYLOR GREER; Director since 1972; Age 70; Lincoln, Nebraska. Mr. Greer is a partner in the Woods & Aitken law firm of Lincoln, Nebraska, and has held such position since 1956. (See Note 2 below.)

CHARLES R. HERMES; Director since 1992; Age 51; Hastings, Nebraska. Mr. Hermes is President of Dutton-Lainson Company (wholesale electrical and plumbing supplies, and a manufacturer of hardware and marine specialties) of Hastings, Nebraska, and has held such position since 1974.

FRANK H. HILSABECK; Director since 1990; Age 49; Lincoln, Nebraska. Mr. Hilsabeck is President and Chief Executive Officer of the Corporation, and is President of its principal subsidiary, The Lincoln Telephone and Telegraph Company. He was the Corporation's President and Chief Operating Officer from March 1991 to May 1993, was President-Telephone Operations from March 1990 to March 1991, was Vice President-Telephone Operations from 1986 to March 1990, and was Executive Vice President-Operations of such principal subsidiary from 1986 to March 1990.

PAUL C. SCHORR, III; Director since 1973; Age 57; Lincoln, Nebraska. Mr. Schorr is President and Chief Executive Officer of ComCor Holding Incorporated (an electrical contractor specializing in construction consulting and services) of Lincoln, Nebraska, and has held such position since 1989. He was President of Fischbach Corporation (a diversified electrical/mechanical contractor) from 1990 to 1992, and President and Chief Executive Officer of Commonwealth Companies, Inc. (a diversified electrical contractor) from 1986 to 1989.

JAMES W. STRAND; Director since 1990; Age 47; Lincoln, Nebraska. Mr. Strand is President-Diversified Operations of the Corporation, Executive Vice President-Marketing and Customer Services of its principal subsidiary, The Lincoln Telephone and Telegraph Company and is President of its subsidiaries, LinTel Systems Inc. and Prairie Communications, Inc. He was the Corporation's Vice President-Diversified Operations from 1987 to March 1990 and the Corporation's Vice President-LinTel Enterprises from 1986 to 1987.

                          PRESENT TERM EXPIRES 1996

DUANE W. ACKLIE; Director since 1983; Age 62; Lincoln, Nebraska. Mr. Acklie is Chairman of Crete Carrier Corporation (a contract and common motor carrier) of Lincoln, Nebraska, and has held such position since 1991. He was President and Chief Executive Officer from 1971 to 1991. Mr. Acklie is a Director of FirsTier Financial, Inc. of Omaha, Nebraska.

TERRY L. FAIRFIELD; Director since 1993; Age 45; Lincoln, Nebraska. Mr. Fairfield is President and Chief Executive Officer of the University of Nebraska Foundation, Lincoln, Nebraska. He has held such position since 1987.

JOHN HAESSLER; Director since 1993; Age 57; Lincoln, Nebraska. Mr. Haessler is President and Chief Executive Officer of Woodmen Accident and Life Company of Lincoln, Nebraska, and has held such position since 1986. (See Note 1 below.)

WILLIAM C. SMITH; Director since 1983; Age 60; Lincoln, Nebraska. Mr. Smith retired in 1989 from the position of Chairman and Chief Executive Officer of FirsTier Financial, Inc. of Omaha, Nebraska, a position which he had held since 1988. Mr. Smith is currently self-employed in business and financial consulting.

LYN WALLIN ZIEGENBEIN; Director since 1992; Age 41; Omaha, Nebraska. Mrs. Ziegenbein is an attorney and is Executive Director of Peter Kiewit Foundation of Omaha, Nebraska, and has held such position since 1983. (See
Note 2 below.)

______________________________
      Note 1. Woodmen Accident and Life Company is the insurer from which the Corporation and its principal subsidiary, The Lincoln Telephone and Telegraph Company, purchase key man life insurance and employee group life insurance. The total net premiums paid for such insurance coverages in 1993 were $867,818.

      Note 2. The Woods & Aitken law firm, of which Mr. Greer is a partner and Mr. John H. Ziegenbein, the husband of Mrs. Ziegenbein, is of counsel, provided legal services to the Corporation and its subsidiaries, The Lincoln Telephone and Telegraph Company, LinTel Systems Inc., and Prairie Communications, Inc., during 1993 for which it received fees in the amount of $185,203.

                    BOARD OF DIRECTORS AND COMMITTEE MEETINGS

      During 1993, six meetings of the Board of Directors were held. One director, Mrs. Lyn Wallin Ziegenbein, attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committee on which she served. The Corporation has no standing nominating committee, but does have the following three standing committees:

Executive Committee

The Executive Committee, in accordance with By-Law 17 of the Corporation's By-Laws, and subject to the limitations of the Nebraska Business Corporation Act, possesses and may exercise all powers of the Board of Directors. The Committee met three times during 1993. Committee members during 1993 were:
Frank H. Hilsabeck, Chairman; William W. Cook, Jr.; J. Taylor Greer; George Kelm; and William C. Smith.

Audit Committee

The Audit Committee recommends the independent auditors for the Corporation to the full Board of Directors, reviews the scope of the audit and approves the fees for the auditors. In addition, the Committee reviews the work of the Corporation's Internal Audit Section. The Committee met four times during 1993. Committee members during 1993 were: George Kelm, Chairman; Terry L. Fairfield; John Haessler; Charles R. Hermes; and Charles N. Wheatley.

Executive Compensation Committee

The Executive Compensation Committee reviews and makes recommendations to the full Board of Directors for compensation levels of the Corporation's officers and administers the 1989 Stock and Incentive Plan participated in by executive officers and other key employees. The Committee met twice during 1993. Committee members during 1993 were: Duane W. Acklie, Chairman; Paul
C. Schorr, III; Charles N. Wheatley; and Lyn Wallin Ziegenbein.

                   SECURITY OWNERSHIP OF MANAGEMENT

      Set forth below is a tabulation indicating as of February 28, 1994, the shares of the Corporation's Common Stock beneficially owned by each director and nominee, each of the named executive officers, and directors and executive officers of the Corporation as a group.

Name of Beneficial           Principal           Amount and          Percent
     Owner                   Position            Nature of              of
                                                 Beneficial           Class
                                                 Ownership
                                                 (Note 1)

Thomas C. Woods, III.    Chairman of the Board      52,540 Direct    16.98%
                                and Director     5,482,000 Indirect* Note 4

Frank H. Hilsabeck       President & Chief          24,003 Direct     Note 3
                         Executive Officer             200 Indirect*
                         and Director

James W. Strand          President-Diversified      12,467 Direct     Note 3
                         Operations & Director         100 Indirect*

Charles P. Arnold        Senior Vice President-      7,707 Direct     Note 3
                         Network Operations (Note 2) 3,829 Indirect*

Name of Beneficial           Principal           Amount and          Percent
     Owner                   Position            Nature of              of
                                                 Beneficial           Class
                                                 Ownership
                                                 (Note 1)

Robert L. Tyler          Senior Vice President-      8,481 Direct     Note 3
                         Chief Financial Officer     1,886 Indirect*

Duane W. Acklie          Director                   88,717 Direct     Note 3
                                                    45,200 Indirect*

William W. Cook, Jr.     Director                    6,552 Direct     Note 3
                                                       856 Indirect*

Terry L. Fairfield       Director                     None Direct     Note 3
                                                    50,312 Indirect*

James E. Geist           Director                   41,347 Direct     Note 3
                                                    15,412 Indirect*

J. Taylor Greer          Director                   25,232 Direct     Note 3
                                                     7,168 Indirect*

John Haessler            Director                    2,000 Direct     Notes
                                                   242,432 Indirect*  3 & 5

Charles R. Hermes        Director                    2,000 Direct     Note 3
                                                    30,835 Indirect*

Donald H. Pegler, Jr.    Director                      800 Direct     Note 3
                                                    40,000 Indirect*

Paul C. Schorr, III.     Director                    1,669 Direct     Note 3
                                                    29,776 Indirect*

William C. Smith         Director                    2,400 Direct     Note 3
                                                      None Indirect*

Charles N. Wheatley      Director                     None Direct    16.62%
                                                 5,412,976 Indirect*  Note 4

Lyn Wallin Ziegenbein    Director                    4,000 Direct     Note 3
                                                      None Indirect*

All Directors and Executive
Officers as a Group              TOTAL           6,251,473**
      TOTAL PERCENT OF CLASS                                         19.17%**

* Includes shares held by individual's spouse, held by the individual in custodianship for minor children, or held by a corporation with which the individual is affiliated, and to the extent listed as owned by the director should not be construed as an admission of beneficial ownership.

**    Total shares and percent of class ownership do not reflect the cumulative effect of beneficial ownership by Messrs. Woods and Wheatley of shares held of record by Sahara Enterprises, Inc. (See Note 4 below.)

      Note 1. Approximate number of shares of Common Stock owned, directly or indirectly, as of February 28, 1994. This information, not being wholly within the knowledge of the Corporation, has been furnished by each Director or Officer. Also includes all Short-Term Incentive awards of Restricted Stock of the Corporation under the 1989 Stock and Incentive Plan (the "Plan") but does not include any Long-Term Incentive awards of Stock Options under
the Plan.   (All share numbers reflect adjustment for the Corporation's 100%
stock dividend distributed on January 6, 1994).

      Note 2. Mr. Arnold is Senior Vice President-Network Operations of the Corporation's subsidiary, The Lincoln Telephone and Telegraph Company, and does not serve as an officer of the Corporation.

      Note 3. Owns less than one percent of the Corporation's outstanding Common Stock.

      Note 4. The shares of the Corporation's Common Stock shown as indirectly owned by Messrs. Woods and Wheatley are held as follows:
5,412,976 shares included in each individual's indirect ownership total were held of record by Sahara Enterprises, Inc., as of February 28, 1994, in connection with which Messrs. Woods and Wheatley each serve as Directors, and additionally, Mr. Wheatley serves as President and Chief Executive Officer. The balance of Mr. Woods' indirect ownership total is held by his spouse, held in trust, or held as a Co-Personal Representative of the Estate of Thomas C. Woods, Jr.

      Note 5. The shares of the Corporation's Common Stock shown as indirectly owned by Mr. Haessler include 242,342 shares held by Woodmen Accident and Life Company, of which Company Mr. Haessler is President and Chief Executive Officer. Woodmen Accident and Life Company is the insurer from which the Corporation and its principal subsidiary, The Lincoln Telephone and Telegraph Company, purchase key man life insurance and employee group life insurance. The total net premiums paid for such insurance coverages in 1993 were $867,818.

                             EXECUTIVE COMPENSATION

      The Summary Compensation Table appearing below shows the compensation for the past three years for each of the Corporation's five most highly compensated executive officers, including both individuals who served as the Corporation's Chief Executive Officer during 1993 (the "named executive officers"). All share amounts in the following tables and notes have been adjusted to reflect the Corporation's 100% stock dividend distributed on January 6, 1994.






                              SUMMARY COMPENSATION TABLE


                                                       Long Term Compensation
                              Annual Compensation                   Awards
                                                              Options   All
                                                  Restricted  in        Other
                                                  Stock       Number    Compen-
                                          Bonus   Awards      Shares    sation
Name                   Year  Salary        (1)         (2)         (3)    (4)

James E. Geist (5)     1993  $112,744    $41,400       --       --      $2,925
                       1992   250,000     54,600   $54,600   20,000      6,557
                       1991   236,250     52,808    52,792      --       6,008

Frank H. Hilsabeck (6) 1993   196,167     52,211    52,189      --       6,040
                       1992   164,825     28,818    28,782    9,700      5,035
                       1991   141,500     20,406    20,394      --       4,245

James W. Strand        1993   146,000     26,400    26,400      --       4,380
                       1992   138,750     19,500    19,500    7,900      4,162
                       1991   131,750     18,962    18,959      --       3,953

Charles P. Arnold      1993   125,000     19,805    19,795      --       3,751
                       1992   119,000     14,422    14,378    6,800      3,571
                       1991   113,400     14,163    14,157      --       3,332

Robert L. Tyler        1993   111,000     19,805    19,795      --       3,331
                       1992   105,000     13,218    13,182    6,800      3,151
                       1991    92,651     11,648    11,633      --       2,908

Michael J. Tavlin      1993    96,000     13,817    13,783      --       2,880
                       1992    91,700     10,208    10,192    5,300      2,579
                       1991    87,700     10,157    10,123      --       1,864

______________________________
(1) The 1989 Stock and Incentive Plan (the "Plan") is administered by the Executive Compensation Committee of the Board of Directors (the "Committee") constituted of members of the Board not eligible to participate in the Plan, and permits the award of Short-Term Incentives, Stock Options, Stock Appreciation Rights and Restricted Stock. The bonus amounts shown reflect the cash bonus amounts paid pursuant to the terms of the Plan attributable to the fiscal years of the Corporation shown. On April 26, 1989, the stockholders of the Corporation approved the Plan.

(2) Pursuant to the terms of the Plan, a participant may elect to receive up to forty percent (40%) of the amount of any Short-Term Incentive award in Restricted Stock of the Corporation. With the exception of Mr. Geist in 1993, each of the listed individuals has so elected. For 1991, the number of shares of Restricted Stock awarded to participants was based upon the closing price of the Corporation's Common Stock as of January 17, 1991, the date of the award. For 1992 and 1993, the number of such shares awarded was based upon the closing price of the Corporation's Common Stock as of December 31, 1992 and 1993, respectively. In each year, the number of shares awarded was increased by a multiple previously determined by the Committee, which was 1.5. The dollar value of the Restricted Stock awards are attributable to the Corporation's fiscal year as indicated. The number of shares of Restricted Stock awarded and values thereof for each named executive officer and the aggregate value as of December 31, 1993, are as follows:

                                      Number of Restricted Shares


Name                1991 Award       1992 Award       1993 Award      Aggregate Value

Mr. Geist             4,266            4,200             --             $156,621
Mr. Hilsabeck         1,648            2,214            2,821            123,636
Mr. Strand            1,532            1,500            1,427             82,491
Mr. Arnold            1,144            1,106            1,070             61,420
Mr. Tyler               940            1,014            1,070             55,944
Mr. Tavlin              818              784              745             43,420
                     ------           ------           ------             -------
    Totals           10,348           10,818            7,133            $523,532

      The restrictions against sale, transfer, pledge or assignment of the Restricted Stock will lapse, and the awards have vested or will vest as follows: 1991 Awards - January 17, 1994; 1992 Awards - February 1, 1995; and 1993 Awards - January 31, 1996. Restrictions will lapse sooner if the participant dies, becomes disabled, retires or there is a change in control of the Corporation during the period of restriction. As noted below, Mr. Geist retired effective May 1, 1993.

      Dividends are paid during the period of restriction on the shares of Restricted Stock to the executive officer holding such shares and their voting rights may be exercised.

(3) The options shown for 1992 were awarded on May 1, 1992, and were attributable to the performance of the Corporation during 1991.

(4) The Corporation maintains a 401(k) Savings and Stock Ownership Plan for the benefit of its nonunion-eligible employees, including the named executive officers. Pursuant thereto the Corporation (a)has contributed 1.75% of the employee's base salary in the form of the Corporation's Common Stock for the employee's benefit (to the following maximum base salary amounts: 1991 - $222,200; 1992 - $228,860; and
      1993 - $235,840; and (b) has contributed on a matching basis, at the rate of .25% for each 1% of the employee's salary contributed to the 401(k) account, up to a maximum of 1.25% of such salary contribution. Such match is also made in shares of the Corporation's Common Stock. Amounts in the table show the value of the stock contributions as of the contribution dates.

(5) Mr. Geist retired from his position of Chairman of the Board and Chief Executive Officer of the Corporation, and all officer positions with the Corporation's subsidiaries effective May 1, 1993.

(6) Mr. Hilsabeck became President and Chief Executive Officer of the Corporation effective May 1, 1993.

      The Corporation has in effect the 1989 Stock and Incentive Plan which was approved by its stockholders and pursuant to which options to purchase shares of Common Stock of the Corporation have been granted to officers and other key employees of the Corporation and its subsidiaries in the past. However, no options to purchase shares of Common Stock were granted in fiscal year 1993.

     The following table sets forth information concerning the exercise of stock options by each of the named executive officers during the 1993 fiscal year, the number of unexercised options existing at the end of the year 1993 for each of the named executive officers, and the 1993 year-end value of unexercised options.

                                    OPTION EXERCISES
                              AND 1993 YEAR-END VALUE TABLE
                 Option Exercises in 1993 and 1993 Year-End Option Values
                                            Number of Share    Value of Unexer-
                                            Unexercised        cised In-The-
                                            Options at         Money Options at
                                            1993-End (#)(1)    1993-End ($)(1)
                 Shares Acquired   Value     Exercisable/       Exercisable/
Name             on Exercise (#)  Realized  Unexercisable      Unexercisable
James E. Geist     46,400         $259,200         0/0         $       0/0

Frank H. Hilsabeck    --               --       7800/9700         54,600/55,775

James W. Strand     3,100           25,188      4000/7900         28,000/45,425

Charles P. Arnold     --               --       7200/6800         50,400/39,100

Robert L. Tyler       --               --       5500/6800         38,500/39,100

Michael J. Tavlin   2,800           22,750      2800/5300         19,600/30,475

(1) Options granted on May 1, 1990, are first exercisable by the holder on May 1, 1993. Such options were priced at the market price for the shares of the Corporation's Common Stock at date of grant, which was $11.50 per share. Options granted on May 1, 1992, are first exercisable by the holder on May 1, 1995. Options may be exercised prior to May 1, 1995, if the holder dies, becomes disabled, retires or there is a change in control of the Corporation. Such options were also priced at the market price for the shares of the Corporation's Common Stock at date of grant, which was $12.75 per share. The closing price of the Corporation's Common Stock on December 31, 1993, was $18.50 per share. The options granted on May 1, 1990, and May 1, 1992, were, as of December 31, 1993, "In-The-Money" $7.00 and $5.75 per share, respectively.

           The following table illustrates the annual pension plan benefit provided by the Corporation's Pension Plan, as supplemented by the Executive Benefit Plan, for eligible executive employees upon retirement at age 65, assuming no optional forms of benefit have been elected. The Pension Plan is not integrated with Social Security and is maintained for all employees.

                                     PENSION PLAN TABLE
                         Estimated Annual Pension at Normal Retirement
                        Age for Representative Years of Credited Service
Highest       15 Years Service   20 Years Service   25 Years Service   30 Years Service
Consecutive   (34.875 Percent    (52.00 Percent     (59.375 Percent    (67.00 Percent
5-yr Average  Factor)            Factor)            Factor)            Factor)
Compensation
$ 90,000         $ 31,388           $ 46,800           $ 53,438           $ 60,300
 120,000           41,850             62,400             71,250             80,400
 150,000           52,313             78,000             89,063            100,500
 180,000           62,775             93,600            106,875            120,600
 210,000           73,238            109,200            124,688            140,700
 240,000           83,700            124,800            142,500            160,800
 270,000           94,163            140,400            160,313            180,900
 300,000          104,625            156,000            178,125            201,000
 330,000          115,088            171,600            195,938            221,100
 360,000          125,550            187,200            213,750            241,200

Highest       35 Years Service   40 Years Service   45 Years Service   50 Years Service
Consecutive   (74.875 Percent    (82.00 Percent     (89.125 Percent    (96.25 Percent
5-yr Average  Factor)            Factor)            Factor)            Factor)
Compensation
$ 90,000         $ 67,388           $ 73,800           $ 80,213          $ 86,625
 120,000           89,850             98,400            106,950           115,500
 150,000          112,313            123,000            133,688           144,375
 180,000          134,775            147,600            160,425           173,250
 210,000          157,238            172,200            187,163           202,125
 240,000          179,700            196,800            213,900           231,000
 270,000          202,163            221,400            240,638           259,875
 300,000          224,625            246,000            267,375           288,750
 330,000          247,088            270,600            294,113           317,625
 360,000          269,550            295,200            320,850           346,500


      Compensation covered by the Pension Plan is a participant's salary, as shown in the Summary Compensation Table on page 8 herein, (whether or not such compensation has been deferred at participant's election). Benefits are based on a participant's average compensation for the five consecutive calendar years, or, in the case of a participant who has been employed for less than five full calendar years, the period of his employment covered by the Pension Plan. Under the Pension Plan, only salary as shown in the Summary Compensation Table up to the limits imposed by the Internal Revenue Code is taken into account. The 1993 compensation limit applicable to the Pension Plan is $235,840.

      Included in the information reflected in the above table are the supplemental retirement benefits which the Corporation provides pursuant to an Executive Benefit Plan for the benefit of Messrs. Hilsabeck, Strand, Arnold, Tyler, Tavlin, and certain other executive officers. The Executive Benefit Plan also provides pre-retirement death benefits and long-term disability benefits. Pension benefits which exceed the limitations imposed by the Internal Revenue Code are payable under the Executive Benefit Plan. All pension benefits payable under the Executive Benefit Plan will be paid outside the Pension Plan as an operating expense.

      The named executive officers have the following years of service with the Corporation and The Lincoln Telephone and Telegraph Company as of December 31, 1993: Frank H. Hilsabeck, 26; James W. Strand, 20; Charles P. Arnold, 42; Robert L. Tyler, 34 years; and Michael J. Tavlin, 7 years.

                           COMPENSATION OF DIRECTORS

      Full-time officers of the Corporation or its subsidiaries do not receive additional compensation for serving as members of the Boards of Directors of the Corporation or its subsidiaries. No additional compensation is paid if a full-time officer serves on any committee of one of such Boards of Directors.

      Effective January 1, 1992, non-employees serving as members of the Corporation's Board of Directors are paid: (a) an annual retainer of $7,200, paid in monthly installments of $600; (b) an additional fee of $700 for attendance at each meeting of the Board and any meeting of a Board Committee; and (c) reimbursement of expenses incurred in connection with such meetings. Non-employee Directors of the Corporation are not compensated for serving as Directors of the Corporation's principal subsidiary, The Lincoln Telephone and Telegraph Company. Total fees paid to Directors in 1993 were $164,400.

                   EMPLOYMENT CONTRACTS AND TERMINATION OF
               EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      The Corporation has agreements with Messrs. Hilsabeck, Strand, Arnold, Tyler and Tavlin which provide that the named executive officer is entitled to benefits if, after a change in control (as defined), such executive officer's employment is ended through (i) termination by the Corporation other than by reason of death or disability or for cause (as defined), or
(ii) termination by the executive officer following the first anniversary of the change in control or due to a breach of the agreement by the Corporation or a significant adverse change in his responsibilities. The benefits provided are: (a) a cash termination payment of up to three times the sum of executive officer's annual salary and his highest annual bonus during the three years before the termination and (b) continuation of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the termination. The agreements provide that if any portion of the benefits under the agreements or under any other agreement would constitute an "excess parachute payment" for purposes of the Internal Revenue Code of 1986 (the "Code"), benefits are reduced so that the executive officer is entitled to receive $1.00 less than the maximum amount which he can receive without becoming subject to the 20% excise tax imposed by the Code or which the Corporation may pay without loss of deduction under the Code.

      In accordance with agreements pursuant to the Corporation's Executive Benefit Plan, in the event of a change in control of the Corporation, entitlement to benefits payable to the named executive officers shall become vested, provided that such employee shall comply with specified non-competition and confidentiality requirements of such agreements. The vested amount shall equal 25% of average final compensation irrespective of the employee's net credited service on the date of employee's retirement. If after the change of control the employee's employment is terminated for reasons other than death or retirement, the vested 25% of average final compensation shall be payable on the later of his attaining age 60 or his date of termination.


      EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Executive Compensation Committee of the Board is responsible for all aspects of the Corporation's compensation package offered to its corporate officers, including the named executive officers. The following report was approved by members of the Executive Compensation Committee.

      Compensation Policies. The Corporation's principal executive compensation objective is to compensate executive officers in a manner that will attract and retain the services of an outstanding management team and provide incentives to motivate superior performance by key employees. In light of that objective, the Executive Compensation Committee of the Board of Directors (the "Committee"), which also serves as the executive compensation committee for The Lincoln Telephone and Telegraph Company (the principal subsidiary of the Corporation), has approved a compensation program for the Corporation's executive officers that reflects the policies described below. There are currently seven executive officers (including one person who is an employee of such subsidiary of the Corporation).

      To attract and retain employees, the Corporation's compensation program provides a base salary and an overall compensation package that are intended to be competitive and are based upon the following factors. First, the Committee reviews the financial performance of the Corporation as compared to the peer group of telecommunications companies (as shown in the Performance Graph on page 14.) Second, the Committee reviews competitive, legislative, regulatory and operational issues which the Corporation has faced during the past fiscal year, or will face during the ensuing fiscal year, and evaluates completed and planned responses thereto. Third, the Committee considers surveys of executive compensation obtained from available sources. Such survey sources take into account both the telecommunications industry and other industries nationwide.

      To provide incentives to motivate performance, the Corporation's executive compensation program establishes a direct relationship between compensation and the Corporation's performance and encourages executives to acquire an ownership interest in the Corporation. Pursuant to the provisions of the Corporation's 1989 Stock and Incentive Plan (the "Plan"), eligible executives, who have been chosen in advance by the Committee, receive a portion of their compensation in the form of incentive awards ("Short-Term Incentive awards"). The amounts of such Short-Term Incentive awards are established in accordance with ranges of earnings and return on equity realized by the Corporation as pre-determined by the Committee. In 1993, the Corporation's earnings and return on equity yielded an aggregate short-term incentive pool of $390,702 or 27.5% of composite salaries for eligible executives. The portion of such incentive pool received by an executive depends upon his or her position of responsibility and individual performance.

      Further, to align the interests of executives with stockholder interests and to provide a means for the acquisition of an ownership interest in the Corporation, executives are encouraged to elect to receive up to 40% of the cash portion of the Short-Term Incentive awards in Restricted Stock of the Corporation. If such an election is made, the Committee may increase the stock portion of the award by a multiple not to exceed two times such stock portion. For 1993, a 1.5 multiple was determined by the Committee to apply to the cash portion of the Short-Term Incentive award which an executive elected to receive as Restricted Stock of the Corporation. Finally, the Committee may grant stock options under the Plan to key executives in amounts that are competitive based upon market considerations, which are exercisable after three years. No stock options were granted in 1993.

      Chief Executive Officer Compensation.  The compensation for Mr. James
E. Geist, Chairman of the Board and Chief Executive Officer until his retirement effective May 1, 1993, and for Mr. Frank H. Hilsabeck, President and Chief Executive Officer effective May 1, 1993, reported for 1993 reflect the application of the policies described above.

      Mr. Geist and Mr. Hilsabeck also received Short-Term Incentive awards for 1993. On December 10, 1992, the Committee adopted performance goals for the Corporation for 1993 for purposes of the Corporation's Short-Term Incentive awards. As a result of the Corporation's earnings and return on equity and his performance in 1993, Mr. Geist received a Short-Term Incentive award of $41,400, or approximately 10.6% of the aggregate award, and Mr. Hilsabeck received a Short-Term Incentive award of $87,000 or approximately 22.3% of the aggregate award.

      Consistent with the Corporation's desire to encourage acquisition of an ownership interest in the Corporation, Mr. Hilsabeck elected to receive Restricted Stock pursuant to the Plan to the maximum of 40% of the Short-Term Incentive award. The Committee had previously determined to increase the value of the portion of the award used for the granting of Restricted Stock by a multiple of 1.5, thereby enabling Mr. Hilsabeck to receive Restricted Stock with a value of $52,189, as well as a cash award of $52,211. As of December 31, 1993, Mr. Hilsabeck held unvested Restricted Stock with an aggregate value of $123,636, including the 1993 award. Mr. Geist did not hold any unvested Restricted Stock as of December 31, 1993.

      Mr. Geist and Mr. Hilsabeck also participated in other employee benefit plans available to other executive officers during 1993, which the Committee believes are competitive, including the Pension Plan, Executive Benefit Plan, the 401(k) Savings and Stock Ownership Plan and life and health insurance programs.

      Section 162(m) of the Internal Revenue Code (the "Code") eliminates, subject to certain exceptions, the deductibility of executive compensation to the extent that any executive's compensation for any year exceeds $1 million. Exceptions to amounts included in executive compensation for purposes of Section 162(m) involve various types of performance-based compensation. As noted above, it is the Executive Compensation Committee's policy to base a substantial amount of executive compensation on the Corporation's performance. Currently the cash compensation levels for the Corporation's executive officers fall significantly below $1 million. In the event that in the future the annual remuneration of any executive of the Corporation approaches $1 million, the Committee will consider the various alternatives to preserving the deductibility of compensation payments to the extent reasonably practicable and consistent with its compensation objectives.


      Members of the Executive Compensation Committee for 1993 were:

            Duane W. Acklie, Chairman           Charles N. Wheatley
            Paul C. Schorr, III                 Lyn Wallin Ziegenbein

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of the Executive Compensation Committee are identified above. Mrs. Ziegenbein, a member of the Executive Compensation Committee, is the spouse of John H. Ziegenbein, of counsel in the law firm of Woods & Aitken. Woods & Aitken has acted as outside counsel for the Corporation for 1993 for which it received fees of $183,203.

                            PERFORMANCE GRAPH

      The following graph sets forth a comparison of the cumulative total stockholder return by quarter, commencing December 1988 and ending December 1993, on an investment of $100 in (a) shares of the Corporation's Common Stock; (b) shares of Standard & Poor's telephone company composite; (c) shares of Standard & Poor's 500 company composite; and (d) shares of the Corporation's telephone company peer group identified below. The cumulative total market appreciation includes the cumulative amount of dividends for the five-year period, assuming dividend reinvestment.






CUMULATIVE TOTAL RETURN
Based on investment of $100 on December 31, 1988
with continuous reinvestment of dividends
                    Dec-88    Dec-89    Dec-90    Dec-91    Dec-92    Dec-93
LTEC                $100      $194      $160      $149      $171      $251
S&P TEL             $100      $157      $150      $162      $177      $205
S&P 500             $100      $132      $128      $166      $179      $197
PEER                $100      $161      $136      $145      $175      $204

                                                       GEORGESON & COMPANY INC.
     LTEC PEER GROUP:
     Alltel Corporation
     Cincinnati Bell
     Century Telephone Enterprises
     Rochester Telephone
     Southern New England Telecommunications





                 FILING OF REPORTS OF BENEFICIAL OWNERSHIP

      Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Corporation's executive officers, directors and holders of more than ten percent of the Corporation's outstanding shares ("Insiders") file reports (on prescribed forms) of their beneficial ownership of the Corporation's stock and furnish copies of such forms to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 was required to be filed, the Corporation believes that, during its fiscal year commencing January 1, 1993, and ending December 31, 1993, all Forms 3, 4 and 5 required by Section 16(a) to be filed by Insiders were filed on a timely basis.

          RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The Board of Directors of the Corporation, on the recommendation of the Audit Committee, has reappointed KPMG Peat Marwick as the Company's independent certified public accountants for the calendar year ending December 31, 1994. This accounting firm has audited the financial statements of The Lincoln Telephone and Telegraph Company (LT&T) continuously since calendar year 1946, and has audited the consolidated financial statements of the Corporation and its other subsidiaries since their respective dates of incorporation, as well as LT&T. Representatives of KPMG Peat Marwick will be present at the Annual Meeting of Stockholders with the opportunity to make any statements they desire and to respond to appropriate questions.








            OTHER BUSINESS AT THE ANNUAL MEETING OF STOCKHOLDERS

      Management is not aware of any business which properly may be presented for action at the meeting other than the matters set forth in the Notice of Annual Meeting. Should any other matter requiring a vote of the stockholders properly arise, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote on such matters in accordance with their best judgment.

                      DATE OF RECEIPT OF PROPOSALS

      All stockholder proposals intended for inclusion in the Corporation's 1995 proxy materials and for presentation at the Corporation's 1995 Annual Meeting must be received by the Corporation (Attn: Corporate Secretary) not later than November 21, 1994. In addition, the Corporation's By-Laws establish procedures for stockholder nominations for election of directors and bringing business before the Annual Meeting of the Corporation's stockholders. Among other requirements, to bring business before the 1995 Annual Meeting or to nominate a person for election as a director, a stockholder must give written notice to the Secretary of the Corporation not less than 90 days prior to April 26, 1995, or in the event an earlier date is set by the Board of Directors within ten days after the first public disclosure of the earlier date. The notice must contain certain information concerning the proposed business or the nominee and the stockholder making the proposal. Any stockholder interested in making a nomination or proposal should request a copy of the applicable By-Law provisions from the Secretary of the Corporation.

                                          By order of the Board of Directors
                                          LINCOLN TELECOMMUNICATIONS COMPANY

                                          /s/ Michael J. Tavlin


                                          Michael J. Tavlin, Secretary
Lincoln, Nebraska
March 23, 1994